News Release

ATHENE HOLDING LTD. REPORTS
SECOND QUARTER 2017 RESULTS
Q2 net income increased 69% year-over-year to $326 million
Q2 operating income, net of tax, increased 56% year-over-year to $280 million
Q2 ROE of 16.4%, Q2 Retirement Services operating ROE ex. AOCI of 21.4%
Q2 new deposits up 31% year-over-year to $3.2 billion
Q2 Retirement Services investment margin of 2.96%, up 37 basis points year-over-year
Executed first pension buyout transaction
PEMBROKE, Bermuda - August 9, 2017 - Athene Holding Ltd. ("Athene") (NYSE: ATH), a leading provider of retirement savings products, today announced financial results for the second quarter 2017.
Net income for the second quarter 2017 was $326 million, or $1.65 per diluted Class A share ("diluted share"), compared to net income in the second quarter 2016 of $193 million, or $1.04 per diluted share.
Operating income, net of tax for the second quarter 2017 was $280 million, or $1.43 per operating diluted Class A share ("operating diluted share"), compared to operating income, net of tax for the second quarter 2016 of $179 million, or $0.96 per operating diluted share.
“We have delivered another quarter of strong financial performance resulting in further strengthening of our balance sheet and capital position,” said Jim Belardi, CEO of Athene.
“Our differentiated, multi-channel distribution platform generated record deposits of $3.2 billion resulting from growth in both our retail and institutional channels. I am pleased to announce that we successfully entered the pension risk transfer (PRT) market in the second quarter, securing our first deal in which we assumed approximately $320 million in pension liabilities. Further demonstrating the diversity and flexibility of our model, we issued $1.1 billion of funding agreements during the quarter, a market in which we continue to gain significant traction,” Mr. Belardi noted.
“We have had a great first half of the year, executing our strategic plan and delivering increases in operating income, net income and shareholders’ equity. We are a strong, growing and disciplined financial services company and are well positioned to capitalize on future opportunities that will continue to generate significant shareholder value.”

Other Highlights1

•	Subsequent to quarter-end, Athene executed a new flow reinsurance treaty with Lincoln Financial Group (NYSE: LNC) to reinsure traditional fixed and fixed indexed annuities, effective August 1, 2017

•	Total investments, including related parties, increased 14% year-over-year to $78.7 billion; total invested assets increased 9% year-over-year to $76.3 billion

•	Athene shareholders' equity increased 29% year-over-year to $8.3 billion and Athene shareholders' equity ex. AOCI increased 23% year-over-year to $7.2 billion, as of June 30, 2017

•	Estimated Q2 U.S. RBC of 458%, as of June 30, 2017

•	Estimated Q2 ALRe RBC of 539%[2] as of June 30, 2017; BSCR of 228%[3] as of December 31, 2016

•	In June, priced a secondary offering of 18,630,000 of Class A common shares; Athene did not receive any proceeds from the sale

1 This news release references certain Non-GAAP measures. See Non-GAAP Measures for additional discussion.
2 ALRe RBC ratio, which is used in evaluating our capital position and the amount of capital needed to support our segment, is calculated by applying the NAIC RBC factors to the Statutory Financial Statements of ALRe.
3 Effective January 1, 2016, in connection with the implementation of its broader regulatory regime, the BMA integrated the EBS framework into the determination of BSCR. The European Commission has granted the BMA's regulatory regime for reinsurance, group solvency calculation and group supervision full equivalence to Solvency II. Under the EBS framework, ALRe's assets are recorded at market value and its insurance reserves are determined by reference to nine prescribed scenarios, with the scenario resulting in the highest reserve balance required to be selected. This ratio is not comparable to prior year end BSCR ratios given the change in the solvency regime; however, consistent with the previous regime the minimum required capital ratio to be considered solvent by the BMA is 100%.

Second Quarter Results
Net income for the second quarter increased by $133 million, or 69%, over the prior year to $326 million. The increase was driven by a $101 million increase in operating income, net of tax, and a $33 million favorable change in FIA derivatives primarily driven by strong equity market performance.
Operating income, net of tax for the second quarter increased by $101 million, or 56%, over the prior year to $280 million. The increase was driven by higher investment income due to invested asset growth, higher short-term interest rates resulting in increased floating rate investment income and strength in our alternatives portfolio. The increase in investment income was partially offset by higher liability costs due to higher rider reserve changes and DAC amortization attributed to growth in the block of business and higher gross profits, partially offset by approximately $25 million of favorable impacts related to improved equity market performance and out of period actuarial adjustments compared to the prior period.
Deposit Highlights
In the second quarter of 2017, we generated record deposits of $3.2 billion, an increase of 31% compared to the prior year.
Retail Sales: For the second quarter, we generated new deposits of $1.6 billion, an increase of 43% over the prior year, making us one of the largest and fastest growing writers of fixed indexed annuities. During the quarter, we expanded our distribution with the addition of new partners, in both the bank and broker-dealer channels, as we continue to build a strong reputation for competitive products and high quality service.
Flow Reinsurance: Flow reinsurance deposits were $214 million in the second quarter, down from the prior year. Subsequent to quarter-end we entered into a new flow reinsurance partnership with Lincoln Financial to reinsure traditional fixed and fixed indexed annuities, effective August 1, 2017. We continue to pursue new reinsurance partners and develop new products to diversify our portfolio.
Institutional: For the second quarter, we generated $1.4 billion of new deposits within our institutional channel, mainly comprised of $1.1 billion of funding agreements. In the third quarter to date, we have issued $700 million of funding agreements, and we expect demand will continue for this product.

In addition, Athene entered into its first pension buyout agreement during the second quarter 2017. The transaction is structured as a buyout arrangement in which Athene's Iowa life insurance subsidiary agrees to provide annuity benefits to more than 10,000 retirees, representing pension obligations of approximately $320 million. Athene will issue a group annuity to the organization and individual annuity certificates to applicable retirees and will have direct payment responsibility for all liabilities covered in this transaction.
Selected Results

	As of and for the three months ended June 30,
(In millions, except percentages and share data)	2017	2016
Deposits	$3,226	$2,461
Investments, including related parties	78,699	68,860
Invested assets	76,279	69,859
Debt to equity	—%	—%
Book value per share	$42.20	$34.57
Book value per share, ex. AOCI[1]	$36.72	$31.40
Common shares outstanding[2]	196.3	185.9
Operating diluted Class A common shares outstanding[3]	196.7	186.5
Total AHL shareholders' equity	$8,284	$6,426
Total AHL shareholders' equity excluding AOCI	7,224	5,857

ROE	16.4%	12.8%
ROE ex. AOCI	18.4%	13.4%
Operating ROE ex. AOCI	15.9%	12.4%

Retirement Services
Operating income, net of tax	$267	$196
Operating ROE ex. AOCI	21.4%	18.8%
Investment margin on deferred annuities	2.96%	2.59%
1Book value per share, ex AOCI is calculated as the ending AHL shareholders' equity excluding AOCI divided by the operating diluted Class A common shares outstanding.
2Represents common shares outstanding for all classes eligible to participate in dividends for each period presented. Utilized for the book value per share calculation.
3Operating diluted Class A common shares outstanding assumes conversion or settlement of all outstanding items that are able to be converted to or settled in Class A common shares, including the impacts of Class B common shares outstanding on a one-for-one basis, the impacts of all Class M common shares outstanding net of the conversion price and any other stock-based awards outstanding, but excluding any awards for which the exercise or conversion price exceeds the market value of Class A common shares on the applicable measurement date. Our Class B common shares are economically equivalent to Class A common shares and can be converted to Class A common shares on a 1-for-1 basis at any time. Our Class M common shares are in the legal form of shares but economically function as options as they are convertible into Class A shares after vesting and settlement of the conversion price. We believe this non-GAAP measure is an appropriate economic representation of our share counts for use in an economic view of book value metrics.

	Three months ended June 30,
(In millions, except share data)	2017	2016
Operating income, net of tax by segment
Retirement Services	$267	$196
Corporate and Other	13	(17)
Operating income, net of tax	280	179

Investment gains (losses), net of offsets	58	61
Change in fair values of derivatives and embedded derivatives - FIAs, net of offsets	15	(18)
Integration, restructuring and other non-operating expenses	(11)	(5)
Stock compensation expense	(13)	(28)
Income tax (expense) benefit - non-operating	(3)	4
Total non-operating adjustments	46	14
Net income available to AHL shareholders	$326	$193

Earnings per share - basic[1]	$1.66	$1.04
Earnings per share - diluted Class A2	$1.65	$1.04
Operating earnings per share - operating diluted Class A3	$1.43	$0.96
Weighted average shares outstanding - basic[1]	195.7	186.0
Weighted average shares outstanding - diluted Class A2	109.0	50.1
Weighted average shares outstanding - operating diluted Class A3	195.9	186.1

1 Basic earnings per share, including basic weighted average shares outstanding includes all classes eligible to participate in dividends for each period presented.
2 Diluted earnings per share on a GAAP basis for Class A common shares, including diluted Class A weighted average shares outstanding, includes the dilutive impacts, if any, of Class B common shares, Class M common shares and any other stock-based awards. Such dilutive securities totaled 2.7 million weighted average shares in the quarter. Diluted earnings per share on a GAAP basis for Class A common shares are based on allocated net income of $181 million (55% of net income) and $52 million (27% of net income) for the three months ended June 30, 2017 and 2016, respectively. The increase in shares is mainly driven by Class B shares converting to Class A shares through the various offerings in 2016 and 2017.
3 Weighted average shares outstanding - operating diluted Class A assumes conversion or settlement of all outstanding items that are able to be converted to or settled in Class A common shares, including the impacts of Class B common shares on a one-for-one basis, the impacts of all Class M common shares net of the conversion price and any other stock-based awards but excluding any awards for which the exercise or conversion price exceeds the market value of Class A common shares on the applicable measurement date. Our Class B common shares are economically equivalent to Class A common shares and can be converted to Class A common shares on a 1-for-1 basis at any time. Our Class M common shares are in the legal form of shares but economically function as options as they are convertible into Class A shares after vesting and settlement of the conversion price. In calculating Class A diluted earnings per share on a GAAP basis, we are required to apply sequencing rules to determine the dilutive impacts, if any, of our Class B common shares, Class M common shares and any other stock-based awards. To the extent our Class B common shares, Class M common shares and/or any other stock-based awards are not dilutive they are excluded. We believe this non-GAAP measure is an appropriate economic representation of our share counts for use in an economic view of diluted operating earnings per share.
Segment Results
Retirement Services
Q2 Results
In the second quarter, our Retirement Services segment generated an operating ROE excluding AOCI of 21.4% and operating income, net of tax of $267 million, an increase of $71 million over the prior year. The increase was driven by higher fixed, other and alternative investment income.
Investment income increased due to invested asset growth, higher short-term interest rates increasing floating rate investment income and strength in our alternatives portfolio. In 2016, fixed income and other investment income benefited from $15 million of bond call income from a large redemption. The increase in investment income was partially offset by higher liability costs due to higher rider reserve changes and DAC amortization attributed to growth in the block of business and higher gross profits, partially offset by approximately $25 million of favorable impacts related to improved equity market performance and out of period actuarial adjustments compared to the prior period.
Investment margin on deferred annuities was 2.96%, an increase of 37 basis points over the prior year. The net investment earned rate was 4.85%, an increase of 27 basis points over the prior year. Cost of crediting was 1.89%, a decrease of 10 basis points compared to the prior year, as a result of recent rate actions and lower option costs.

Corporate Segment
Q2 Results
In the second quarter, Corporate and Other operating income, net of tax was $13 million, as compared to a loss of $17 million in the prior year. Operating income in the quarter was partially driven by higher alternative investment income due to higher credit fund income resulting from favorable economics as well as an increase in the market value of public equity positions in one of our funds.  Additionally, in the prior year alternative investment income was lower due to a decline in the market value of public equity positions in one of our funds. Partially offsetting the increase in the second quarter 2017 was lower Germany operating income as compared to prior year.
Conference Call Information
This press release and the second quarter 2017 financial supplement will be posted to the Company’s website at ir.athene.com.
Athene will conduct a conference call on Thursday, August 10, 2017 at 9:00 a.m. ET to discuss second quarter 2017 results. Additionally, the company will post an earnings presentation deck on the ir.athene.com website prior to market open on August 10, 2017.

•	Live conference call: Toll-free at 1-888-317-6003 (domestic) or 1-412-317-6061 (international)

•	Participant entry number: 6776192

•	Replay available through August 24, 2017 at 1-877-344-7529 (domestic) or 1-412-317-0088 (international)

•	Replay access code: 10110252

•	Live and archived webcast available at ir.athene.com
Investor Relations Contact:             Media Contact:
Paige Hart                         Karen Lynn
+1 441-279-8527                    +1 441-279-8460
+1 310-698-4478                    +1 515-342-3910
phart@athene.com                    klynn@athene.com
About Athene Holding Ltd.
Athene, through its subsidiaries, is a leading retirement services company that issues, reinsures and acquires retirement savings products designed for the increasing number of individuals and institutions seeking to fund retirement needs. The products offered by Athene include:

•	Retail fixed and fixed indexed annuity products;

•	Reinsurance arrangements with third-party annuity providers; and

•	Institutional products, such as funding agreements and group annuity contracts related to pension risk transfers.

Athene's principal subsidiaries include Athene Annuity & Life Assurance Company, a Delaware-domiciled insurance company, Athene Annuity and Life Company, an Iowa-domiciled insurance company, Athene Annuity & Life Assurance Company of New York, a New York-domiciled insurance company, Athene Life Re Ltd., a Bermuda-domiciled reinsurer and Athene Lebensversicherung AG, a German-based life insurance company.
Further information about our companies can be found at www.athene.com.
Non-GAAP Measures
In addition to our results presented in accordance with GAAP, our results of operations include certain non-GAAP measures commonly used in our industry. Management believes the use of these non-GAAP measures, together with the relevant GAAP measures, provides information that may enhance an investor's understanding of our results of operations and the underlying profitability drivers of our business. The majority of these non-GAAP measures are intended to remove from the results of operations the impact of market volatility (other than with respect to alternative investments) as well as integration, restructuring and certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period-to-period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results in accordance with GAAP and should not be viewed as a substitute for the GAAP measures. See Non-GAAP Measure Reconciliations for the appropriate reconciliations to the GAAP measures.

Operating income, net of tax, a commonly used operating measure in the life insurance industry, is a non-GAAP measure used to evaluate our financial performance excluding market volatility and expenses related to integration, restructuring, stock compensation, and certain other expenses. Our operating income, net of tax, equals net income available to AHL’s shareholders adjusted to eliminate the impact of the following (collectively, the “non-operating adjustments”):

•	Investment Gains (Losses), Net of Offsets

•	Change in Fair Values of Derivatives and Embedded Derivatives - FIAs, Net of Offsets

•	Integration, Restructuring, and Other Non-operating Expenses

•	Stock Compensation Expense

•	Bargain Purchase Gain

•	Income Tax (Expense) Benefit - Non-operating

We consider these non-operating adjustments to be meaningful adjustments to net income available to AHL's shareholders and we believe using a measure which excludes the impact of these items is effective in analyzing the trends in our results of operations. Together with net income available to AHL's shareholders, we believe operating income, net of tax, provides a meaningful financial metric that helps investors understand our underlying results and profitability. Operating income, net of tax, should not be used as a substitute for net income available to AHL's shareholders.

ROE excluding AOCI and operating ROE excluding AOCI are non-GAAP measures used to evaluate our financial performance excluding the impacts of AOCI. AOCI fluctuates period-to-period in a manner inconsistent with our underlying profitability drivers as the majority of such fluctuation is related to the market volatility of the unrealized gains and losses associated with our AFS securities. Once we have reinvested acquired blocks of businesses, we typically buy and hold AFS investments to maturity throughout the duration of market fluctuations. Therefore, the period-over-period impacts in unrealized gains and losses are not necessarily indicative of current operating fundamentals or future performance. Accordingly, we believe using measures which exclude AOCI is useful in analyzing the trends of our operations. To enhance the ability to analyze these measures across periods, interim periods are annualized. ROE excluding AOCI and operating ROE excluding AOCI should not be used as a substitute for ROE. However, we believe the adjustments to equity are significant to gaining an understanding of our overall results of operations.

Operating earnings per share - operating diluted Class A, weighted average shares outstanding - operating diluted Class A common shares and book value per share excluding AOCI are non-GAAP measures used to evaluate our financial performance and financial condition. The non-GAAP measures adjust the number of shares included in the corresponding GAAP measures to reflect the conversion or settlement of all shares and other stock-based awards outstanding. We believe using these measures represent an economic view of our share counts and provide a simplified and consistent view of our outstanding shares. Operating earnings per share - operating diluted Class A is calculated as the operating income, net of tax over the weighted average shares outstanding - operating diluted Class A common shares. Book value per share excluding AOCI is calculated as the ending AHL shareholders' equity excluding AOCI divided by the operating diluted Class A common shares outstanding. Our Class B common shares are economically equivalent to Class A common shares and can be converted to Class A common shares on a one-for-one basis at any time. Our Class M common shares are in the legal form of shares but economically function as options as they are convertible into Class A shares after vesting and settlement of the conversion price. In calculating Class A diluted earnings per share on a GAAP basis, we are required to apply sequencing rules to determine the dilutive impacts, if any, of our Class B common shares, Class M common shares and any other stock-based awards. To the extent our Class B common shares, Class M common shares and/or any other stock-based awards are not dilutive they are excluded. Weighted average shares outstanding - operating diluted Class A common shares and operating diluted Class A common shares outstanding assume conversion or settlement of all outstanding items that are able to be converted to or settled in Class A common shares, including the impacts of Class B common shares on a one-for-one basis, the impacts of all Class M common shares net of the conversion price and any other stock-based awards, but excluding any awards for which the exercise or conversion price exceeds the market value of our Class A common shares on the applicable measurement date. For certain historical periods, Class M shares were not included due to issuance restrictions which were contingent upon our IPO. Operating earnings per share - operating diluted Class A, weighted average shares outstanding - operating diluted Class A common shares and book value per share excluding AOCI should not be used as a substitute for basic earnings per share - Class A common shares, basic weighted average shares outstanding - Class A or book value per share. However, we believe the adjustments to the shares and equity are significant to gaining an understanding of our overall results of operations and financial condition.

Investment margin is a key measurement of the financial health of our Retirement Services core deferred annuities. Investment margin on our deferred annuities is generated from the excess of our net investment earned rate over the cost of crediting to our policyholders. Net investment earned rate is a key measure of investment returns and cost of crediting is a key measure of the policyholder benefits on our deferred annuities. Net investment earned rate, cost of crediting and investment margin on deferred annuities are non-GAAP measures we use to evaluate the profitability of our core deferred annuities business. We believe measures like net investment earned rate, cost of crediting and investment margin on deferred annuities are effective in analyzing the trends of our core business operations, profitability and pricing discipline. While we believe net investment earned rate, cost of crediting and investment margin on deferred annuities are meaningful financial metrics and enhance our understanding of the underlying profitability drivers of our business, they should not be used as a substitute for net investment income and interest sensitive contract benefits presented under GAAP.

•
Net investment earned rate is a non-GAAP measure we use to evaluate the performance of our invested assets that does not correspond to GAAP net investment income. Net investment earned rate is computed as the income from our invested assets divided by the average invested assets for the relevant period. To enhance the ability to analyze these measures across periods, interim periods are annualized. The adjustments to arrive at our net investment earned rate add alternative investment gains and losses, gains and losses related to trading securities for CLOs, net VIE impacts (revenues, expenses and noncontrolling interest) and the change in reinsurance embedded derivatives. We include the income and assets supporting our assumed reinsurance by evaluating the underlying investments of the funds withheld at interest receivables and we include the net investment income from those underlying investments which does not correspond to the GAAP presentation of reinsurance embedded derivatives. We exclude the income and assets supporting business that we have exited through ceded reinsurance including funds withheld agreements. We believe the adjustments for reinsurance provide a net investment earned rate on the assets for which we have economic exposure.

•
Cost of crediting is the interest credited to the policyholders on our fixed strategies as well as the option costs on the index annuity strategies. With respect to FIAs, the cost of providing index credits includes the expenses incurred to fund the annual index credits, and where applicable, minimum guaranteed interest credited. The interest credited on fixed strategies and option costs on index annuity strategies are divided by the average account value of our deferred annuities. Under GAAP, deposits and withdrawals for fixed indexed and fixed rate annuities are reported as deposit liabilities (or policyholder funds). Our average account values are averaged over the number of quarters in the relevant period to obtain our cost of crediting for such period. To enhance the ability to analyze these measures across periods, interim periods are annualized.

In managing our business we analyze invested assets, which do not correspond to total investments, including investments in related parties, as disclosed in our consolidated financial statements and notes thereto. Invested assets represent the investments that directly back our policyholder liabilities as well as surplus assets. Invested assets is used in the computation of net investment earned rate, which allows us to analyze the profitability of our investment portfolio. Invested assets includes (a) total investments on the consolidated balance sheets with AFS securities at cost or amortized cost, excluding derivatives, (b) cash and cash equivalents and restricted cash, (c) investments in related parties, (d) accrued investment income, (e) the consolidated VIE assets, liabilities and noncontrolling interest, (f) net investment payables and receivables and (g) policy loans ceded (which offset the direct policy loans in total investments). Invested assets also excludes assets associated with funds withheld liabilities related to business exited through reinsurance agreements and derivative collateral (offsetting the related cash positions). We include the underlying investments supporting our assumed funds withheld and modco agreements in our invested assets calculation in order to match the assets with the income received. We believe the adjustments for reinsurance provide a view of the assets for which we have economic exposure. Our invested assets are averaged over the number of quarters in the relevant period to compute our net investment earned rate for such period.

Sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of understanding our business performance. Our sales statistics include fixed rate annuities and FIAs and align with the LIMRA definition of all money paid into an individual annuity, including money paid into new contracts with initial purchase occurring in the specified period and existing contracts with initial purchase occurring prior to the specified period (excluding internal transfers).
Safe Harbor for Forward Looking Statements
This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of AHL’s management and the management of AHL’s subsidiaries. Generally, forward-looking statements include actions, events, results, strategies and expectations and are often identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation:  the accuracy of our assumptions and estimates; our ability to maintain or improve financial strength ratings; our ability to manage our business in a highly regulated industry; regulatory changes or actions; the impact of our reinsurers failing to meet their assumed obligations; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; our ability to protect our intellectual property; the ability to maintain or obtain approval of the Delaware Department of Insurance, the Iowa Insurance Division and other regulatory authorities as required for our operations; and other factors discussed from time to time in AHL’s filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2016, which can be found at the SEC’s website www.sec.gov.
All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. We do not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.
# # #

Athene Holding Ltd.
Condensed Consolidated Balance Sheets (unaudited)

	June 30,	December 31,
(In millions)	2017	2016
Assets
Investments
Available-for-sale securities, at fair value
Fixed maturity securities	$56,813	$52,033
Equity securities	429	353
Trading securities, at fair value	2,692	2,581
Mortgage loans, net of allowances	6,024	5,470
Investment funds	697	689
Policy loans	579	602
Funds withheld at interest	6,834	6,538
Derivative assets	1,808	1,370
Real estate	597	542
Short-term investments, at fair value	106	189
Other investments	91	81
Total investments	76,670	70,448
Cash and cash equivalents	3,478	2,445
Restricted cash	105	57
Investments in related parties
Available-for-sale securities, at fair value
Fixed maturity securities	337	335
Equity securities	—	20
Trading securities, at fair value	166	195
Investment funds	1,260	1,198
Short-term investments	28	—
Other investments	238	237
Accrued investment income	566	554
Reinsurance recoverable	5,958	6,001
Deferred acquisition costs, deferred sales inducements, and value of business acquired	2,886	2,940
Current income tax recoverable	29	107
Deferred tax assets	55	372
Other assets	824	869
Assets of consolidated variable interest entities:
Investments
Available-for-sale securities, at fair value
Equity securities - related party	206	161
Trading securities, at fair value – related party	185	167
Investment funds	595	573
Cash and cash equivalents	2	14
Other assets	6	6
Total assets	$93,594	$86,699

	June 30,	December 31,
(In millions)	2017	2016
Liabilities and Equity
Liabilities
Interest sensitive contract liabilities	$64,911	$61,532
Future policy benefits	15,481	14,592
Other policy claims and benefits	205	217
Dividends payable to policyholders	980	974
Derivative liabilities	63	40
Payables for collateral on derivatives	1,860	1,383
Funds withheld liability	391	380
Other liabilities	1,374	688
Liabilities of consolidated variable interest entities	45	34
Total liabilities	85,310	79,840
Equity
Common stock	—	—
Additional paid-in capital	3,452	3,421
Retained earnings	3,772	3,070
Accumulated other comprehensive income	1,060	367
Total Athene Holding Ltd. shareholders' equity	8,284	6,858
Noncontrolling interest	—	1
Total equity	8,284	6,859
Total liabilities and equity	$93,594	$86,699

Athene Holding Ltd.
Condensed Consolidated Statement of Income (unaudited)

	Three months ended June 30,		Six months ended June 30,
(In millions)	2017	2016	2017	2016
Revenue
Premiums	$379	$60	$431	$120
Product charges	85	69	166	135
Net investment income	821	700	1,607	1,394
Investment related gains (losses)	460	227	1,142	143
OTTI investment losses:
OTTI losses	(12)	(2)	(12)	(24)
OTTI losses (gains) recognized in OCI	1	(9)	—	3
Net OTTI losses	(11)	(11)	(12)	(21)
Other revenues	8	9	16	17
Revenues of consolidated variable interest entities:
Net investment income	10	22	20	33
Investment related gains (losses)	11	(31)	12	(54)
Total revenues	1,763	1,045	3,382	1,767
Benefits and Expenses
Interest sensitive contract benefits	553	335	1,245	590
Amortization of DSI	11	2	29	6
Future policy and other policy benefits	578	258	792	482
Amortization of DAC and VOBA	67	61	171	90
Dividends to policyholders	49	13	81	30
Policy and other operating expenses	168	163	321	267
Operating expenses of consolidated variable interest entities	—	5	—	9
Total benefits and expenses	1,426	837	2,639	1,474
Income before income taxes	337	208	743	293
Income tax expense	11	15	33	15
Net income	326	193	710	278
Less: Net income attributable to noncontrolling interests	—	—	—	—
Net income available to AHL shareholders	$326	$193	$710	$278

Non-GAAP Measure Reconciliations
The reconciliation of operating earnings per operating dilutive Class A common share to basic earnings per Class A common shares is as follows:

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Operating income, net of tax – per operating dilutive Class A common share	$1.43	$0.96	$2.79	$1.78
Investment gains (losses), net of offsets	0.29	0.33	0.59	0.22
Change in fair values of derivatives and embedded derivatives - FIAs, net of offsets	0.08	(0.10)	0.56	(0.47)
Integration, restructuring and other non-operating expenses	(0.06)	(0.02)	(0.10)	(0.03)
Stock compensation expense	(0.07)	(0.16)	(0.12)	(0.07)
Income tax (expense) benefit - non-operating	(0.02)	0.03	(0.09)	0.07
Total non-operating adjustments	0.22	0.08	0.84	(0.28)
Effect of items convertible to or settled in Class A common shares	0.01	—	0.03	—
Basic earnings per share – Class A common shares	$1.66	$1.04	$3.66	$1.50
The reconciliation of basic weighted average Class A shares to weighted average operating diluted Class A shares is as follows:

	Three months ended June 30,		Six months ended June 30,
(In millions)	2017	2016	2017	2016
Basic weighted average shares outstanding - Class A	106.3	50.0	92.4	50.0
Conversion of Class B shares to Class A shares	82.9	136.0	96.7	136.0
Conversion of Class M shares to Class A shares	6.2	—	6.2	—
Effect of other stock compensation plans	0.5	0.1	0.5	0.1
Weighted average shares outstanding - operating diluted Class A common shares	195.9	186.1	195.8	186.1
The reconciliation of AHL shareholders’ equity to AHL shareholders’ equity excluding AOCI included in ROE excluding AOCI, operating income ROE excluding AOCI and book value per share excluding AOCI is as follows:

	June 30,
(In millions)	2017	2016
Total AHL shareholders' equity	$8,284	$6,426
Less: AOCI	1,060	569
Total AHL shareholders' equity excluding AOCI	$7,224	$5,857

Retirement Services	$5,165	$4,232
Corporate and Other	2,059	1,625
Total AHL shareholders' equity excluding AOCI	$7,224	$5,857

The reconciliation of basic Class A shares outstanding to operating diluted Class A outstanding shares is as follows:

	June 30,
(In millions)	2017	2016
Class A common shares outstanding	119.3	50.2
Conversion of Class B shares to Class A shares	70.1	136.0
Conversion of Class M shares to Class A shares	6.4	—
Effect of other stock compensation plans	0.9	0.3
Operating diluted Class A common shares outstanding	196.7	186.5
The reconciliation of book value per share to book value per share, excluding AOCI is as follows:

	June 30,
	2017	2016
Book value per share	$42.20	$34.57
AOCI	(5.40)	(3.07)
Effect of items convertible to or settled in Class A common shares	(0.08)	(0.10)
Book value per share, excluding AOCI	$36.72	$31.40

The reconciliation of net investment income to net investment earnings and earned rate is as follows:

	Three months ended June 30,				Six months ended June 30,
	2017		2016		2017		2016
(In millions)	Dollar	Rate	Dollar	Rate	Dollar	Rate	Dollar	Rate
GAAP net investment income	$821	4.38%	$700	4.06%	$1,607	4.35%	$1,394	4.08%
Reinsurance embedded derivative impacts	52	0.28%	53	0.31%	97	0.26%	89	0.26%
Net VIE earnings	21	0.11%	(14)	(0.08)%	32	0.09%	(30)	(0.09)%
Alternative income gain (loss)	6	0.03%	—	—%	(7)	(0.02)%	(32)	(0.09)%
Other	(15)	(0.08)%	(15)	(0.09)%	(30)	(0.08)%	(15)	(0.04)%
Total adjustments to arrive at net investment earnings/earned rate	64	0.34%	24	0.14%	92	0.25%	12	0.04%
Total net investment earnings/earned rate	$885	4.72%	$724	4.20%	$1,699	4.60%	$1,406	4.12%

Retirement Services	$821	4.85%	$708	4.58%	$1,601	4.80%	$1,401	4.58%
Corporate and Other	64	3.53%	16	0.93%	98	2.71%	5	0.16%
Total net investment earnings/earned rate	$885	4.72%	$724	4.20%	$1,699	4.60%	$1,406	4.12%

Retirement Services average invested assets	$67,577		$61,804		$66,635		$61,168
Corporate and Other average invested assets	7,345		7,177		7,258		7,139
Average invested assets	$74,922		$68,981		$73,893		$68,307
The reconciliation of interest sensitive contract benefits to Retirement Services' cost of crediting on deferred annuities, and the respective rates, is as follows:

	Three months ended June 30,				Six months ended June 30,
	2017		2016		2017		2016
(In millions)	Dollar	Rate	Dollar	Rate	Dollar	Rate	Dollar	Rate
GAAP interest sensitive contract benefits	$553	3.95%	$335	2.64%	$1,245	4.48%	$590	2.34%
Interest credited other than deferred annuities	(42)	(0.30)%	(27)	(0.21)%	(68)	(0.24)%	(57)	(0.23)%
FIA option costs	149	1.07%	139	1.08%	294	1.05%	275	1.10%
Product charges (strategy fees)	(17)	(0.12)%	(13)	(0.10)%	(34)	(0.12)%	(24)	(0.10)%
Reinsurance embedded derivative impacts	9	0.06%	7	0.06%	18	0.06%	13	0.05%
Change in fair values of embedded derivatives - FIAs	(399)	(2.85)%	(206)	(1.62)%	(933)	(3.35)%	(343)	(1.37)%
Negative VOBA amortization	10	0.07%	15	0.12%	22	0.08%	24	0.10%
Unit linked change in reserve	1	0.01%	4	0.03%	(17)	(0.06)%	19	0.08%
Other changes in interest sensitive contract liabilities	—	—%	(1)	(0.01)%	—	—%	(1)	—%
Total adjustments to arrive at cost of crediting on deferred annuities	(289)	(2.06)%	(82)	(0.65)%	(718)	(2.58)%	(94)	(0.37)%
Retirement Services cost of crediting on deferred annuities	$264	1.89%	$253	1.99%	$527	1.90%	$496	1.97%

Average account value on deferred annuities	$56,001		$50,817		$55,627		$50,297

The reconciliation of total investments, including related parties, to invested assets is as follows:

	June 30,
(In millions)	2017	2016
Total investments, including related parties	$78,699	$68,860
Derivative assets	(1,808)	(961)
Cash and cash equivalents (including restricted cash)	3,583	3,385
Accrued income	566	507
Derivative collateral	(1,860)	(743)
Reinsurance funds withheld and modified coinsurance	(444)	(275)
VIE assets, liabilities and noncontrolling interest	949	1,024
AFS unrealized (gain) loss	(2,335)	(1,593)
Ceded policy loans	(332)	(345)
Net investment receivables (payables)	(739)	—
Total adjustments to arrive at invested assets	(2,420)	999
Total invested assets	$76,279	$69,859